UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

MWI Veterinary Supply, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3041 W Pasadena Dr
Boise, Idaho 83705

December 29, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of MWI Veterinary Supply, Inc. to be held at The Grove Hotel, 245 S. Capitol Blvd., Boise, Idaho 83702, on Wednesday, February 8, 2012, at 4:00 p.m. local time.

At the meeting you will be asked to vote for the election of our directors, ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012, and hold a non-binding advisory vote on executive compensation.  I encourage you to vote for the nominees for director, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in the attached Proxy Statement.

Whether or not you are able to attend the meeting in person, your vote is important.  I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,

MWI Veterinary Supply, Inc.

John F. McNamara
Chairman

3041 W Pasadena Dr
Boise, Idaho 83705
Phone: (208) 955-8930
Fax: (208) 955-8999

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the MWI Veterinary Supply, Inc. 2012 Annual Meeting of Stockholders.

Date:           February 8, 2012
Time:           4:00 p.m. local time
Place:         The Grove Hotel
                     245 S. Capitol Blvd.
                     Boise, Idaho 83702

Only stockholders who owned stock of record at the close of business on December 12, 2011 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect seven directors, each for a term of one year or until their respective successors have been elected and qualified;

(2)	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012;

(3)	to hold a non-binding advisory vote on executive compensation; and

(4)	to transact any other business that may properly come before the meeting.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer
December 29, 2011

3041 W Pasadena Dr
Boise, Idaho 83705
Phone:  (208) 955-8930
Fax:  (208) 955-8999
www.mwivet.com

PROXY STATEMENT

The Board of Directors of MWI Veterinary Supply, Inc. (“Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on February 8, 2012, at 4:00 p.m. local time, including any adjournments or postponements thereof (“Meeting” or “Annual Meeting”). We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”), and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about December 29, 2011.

PROXY SOLICITATION AND VOTING INFORMATION

Your vote is very important.  In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials including this Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 (“Annual Report”) to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials. The Notice also instructs stockholders how to submit a proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

You may revoke this proxy at any time before it is voted by written notice to the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who can vote? Stockholders as of the close of business on December 12, 2011 are entitled to vote. On that day, 12,719,639 shares of common stock were outstanding and eligible to vote, and there were 313 registered holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of MWI Veterinary Supply, Inc., 3041 W Pasadena Dr, Boise, Idaho beginning January 28, 2012. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote? The Board of Directors recommends a vote FOR each Board of Directors nominee, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and FOR the proposal regarding an advisory vote on executive compensation.

What shares are included in the proxy card? Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

How do I vote by proxy? Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. With respect to Proposal 1, because directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, abstentions will have no effect on the election of directors. Because Proposal 2 requires for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against and any broker non-votes will not have any effect on these proposals.  With respect to Proposal 3, because the advisory vote on executive compensation is determined by a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against and any broker non-votes will not have any effect on this proposal.

Who will count the vote? The Company’s Transfer Agent and Registrar, Wells Fargo Shareowner Services, will tally the vote.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing or otherwise making available the Notice of Internet Availability of Proxy Materials and the notice of the Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s common stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Independence. The Board of Directors has determined that five of the Company’s seven directors are “independent” as defined in the applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment. The following directors were determined by the Board of Directors to be independent: Keith E. Alessi, Bruce C. Bruckmann, John F. McNamara, A. Craig Olson and William J. Robison. In accordance with applicable NASDAQ listing standards, the Company is required to have a majority of independent directors.

Meetings of the Board of Directors and Stockholders. It is the policy of the Board of Directors to meet at least quarterly. The Board of Directors held eleven meetings in fiscal year 2011. Each of the incumbent directors attended at least 75% of the Board of Directors meetings and any respective committee meetings of which they are a member. Directors are encouraged to attend annual meetings of stockholders and all of our directors except Mr. Alessi attended the annual meeting of stockholders that was held on February 8, 2011.  From time to time during fiscal year 2011, the Board of Directors met in executive session without members of management present. It is the policy of the Board of Directors to hold regular executive sessions where non-management directors meet without management participation.

Corporate Governance Matters. The Board of Directors adopted corporate governance guidelines in June 2005. Under these guidelines, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Corporate Governance and Nominating Committee prior to accepting any other public company directorship or any assignment to the Audit Committee or Compensation Committee of the Board of Directors of any public company of which such director is a member. Directors are also expected to report changes in their business or professional affiliations or responsibilities, including retirement. A director is expected to offer to resign if the Corporate Governance and Nominating Committee concludes that the director no longer meets the Company’s requirements for service on the Board of Directors. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board of Directors expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors. As long as the Board of Directors is not classified, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board of Directors annually.

Communications with the Board of Directors. If you would like to communicate with the Company’s directors, please send a letter to the following address: MWI Veterinary Supply, Inc., Attention: Board of Directors c/o Senior Vice President of Finance and Administration, Chief Financial Officer, 3041 W Pasadena Dr, Boise, Idaho 83705. The Company’s Senior Vice President of Finance and Administration, Chief Financial Officer will review each such communication and forward a copy to each member of the Board of Directors.

Code of Conduct. The Company is committed to ethical business practices. The Company originally published a corporate code of conduct in 2003, which has since been amended and restated. This code of conduct applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the Securities and Exchange Commission (“SEC”) regulations adopted under the Sarbanes-Oxley Act of 2002. The Company’s corporate code of conduct can be found on the Company’s website at www.mwivet.com. Please note that none of the information on the Company’s website is incorporated by reference in this proxy statement.

Board Leadership.  The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate.  Since 2005, the Company’s Board of Directors has been led by John F. McNamara as Chairman, and since 2002, James F. Cleary, Jr. has served as the Company’s Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Moreover, the Board of Directors believes that its other structural features, including six non-management directors, of which five are considered independent, on a board consisting of seven directors, regular meetings of independent directors in executive session and key committees consisting wholly of independent directors, provide for substantial independent oversight of the Company’s management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Committees of the Board of Directors. The Board of Directors currently has four standing committees. Charters for each of these committees can be found on the Company’s website at www.mwivet.com.

Audit Committee—The Audit Committee was established under a written charter adopted in June 2005 which became effective as of the time the Company’s common stock was first listed on NASDAQ, to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company’s financial statements and financial reporting process; (ii) systems of internal accounting and financial controls; (iii) performance of the Company’s internal audit function and independent auditors; (iv) the independent auditor’s qualifications and independence; (v) the annual independent audit of the Company’s financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board of Directors; and (vii) the Company’s compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal auditors, and Company management. A detailed list of the Audit Committee’s functions is included in its charter.  The Audit Committee charter is annually reviewed and ratified by the Audit Committee and Board of Directors.

The current members of the Audit Committee are Messrs. Alessi, Bruckmann and Olson.  Mr. Olson is the chairman of the Audit Committee.  The Board of Directors has determined in its business judgment that each of the current members of the Audit Committee is financially literate and “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Securities and Exchange Act of 1934 (the “Exchange Act”) as in effect on the date this proxy statement is first being made available to stockholders. In addition, the Board of Directors has determined that Mr. Alessi and Mr. Olson each qualify as an audit committee “financial expert” as defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee held five meetings during fiscal year 2011.

Compensation Committee—The Compensation Committee was established under a written charter adopted in June 2005 and effective as of the time the Company’s common stock was first listed on NASDAQ, to discharge the Board of Directors’ responsibilities relating to the compensation of the Company’s Chief Executive Officer, the Company’s other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the 2002 Stock Option Plan, the 2005 Stock-Based Incentive Compensation Plan and the 2008 Employee Stock Purchase Plan. The Compensation Committee charter is annually reviewed and ratified by the Compensation Committee and Board of Directors.

The current members of the Compensation Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Compensation Committee.  The Compensation Committee consists entirely of directors who the Board of Directors has determined in its business judgment are “independent” as defined in the applicable NASDAQ listing standards. The Compensation Committee held eight meetings during fiscal year 2011.

Corporate Governance and Nominating Committee—The primary function of the Corporate Governance and Nominating Committee, established under a written charter adopted in June 2005 and effective as of the time the Company’s common stock was first listed on NASDAQ, is (i) to assist the Board of Directors by identifying individuals qualified to become members of the Board of Directors and members of the committees of the Board of Directors, to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors nominees for each committee of the Board of Directors; (ii) to lead the Board of Directors in its annual review of the Board of Directors’ and management’s performance; (iii) to monitor the Company’s corporate governance structure; and (iv) to periodically review and recommend to the Board of Directors any proposed changes to the Corporate Governance Guidelines applicable to the Company. The Corporate Governance and Nominating Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board of Directors membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Corporate Governance and Nominating Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.  The Corporate Governance and Nominating Committee charter is annually reviewed and ratified by the Corporate Governance and Nominating Committee and Board of Directors.

The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s Senior Vice President of Finance and Administration, Chief Financial Officer no later than the date by which stockholder proposals for action must be submitted and should include the following information: (a) the recommending stockholder’s name, address, telephone number and the number of shares of the Company’s stock held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

While the Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Corporate Governance and Nominating Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Corporate Governance and Nominating Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as education, skills and relevant professional experience. The Corporate Governance and Nominating Committee does not intend to nominate representational directors, but instead considers the entirety of each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety.

The current members of the Corporate Governance and Nominating Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee consists of three directors who the Board of Directors has determined in its business judgment are independent as defined in the applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee held one meeting during fiscal year 2011.

Finance Committee—The primary functions of the Finance Committee, established under a written charter adopted in November 2006, are (i) to oversee and review the financial affairs of the Company; (ii) oversee the implementation of any plans relating to such financial affairs; and (iii) to oversee all material potential business and financial transactions.  The current members of the Finance Committee are Messrs. Bruckmann, Cleary, Olson and Rebholtz.  Mr. Bruckmann is the chairman of the Finance Committee.  The Finance Committee held five meetings during fiscal year 2011. The Finance Committee charter is annually reviewed and ratified by the Finance Committee and Board of Directors.

Risk Oversight.   The Company faces a number of risks, including regulatory risk, credit risk, liquidity risk, reputational risk, management retention risk and risk from adverse fluctuations in foreign currency and interest rates. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks.

While the Board of Directors is ultimately responsible for risk oversight, the Company’s four standing committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in overseeing risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and periodically reviews with management, internal auditors and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk. The Compensation Committee assists the Board of Directors in oversight and management of risks related to the Company’s compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in oversight and management of risk associated with board organization, membership and structure, succession planning for our directors and officers and corporate governance.  The Finance Committee assists the Board of Directors in the oversight of the financial affairs of the Company and to oversee all material transactions which are outside of the ordinary course of business, including potential acquisitions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors is composed entirely of independent directors, and currently consists of Chairman John F. McNamara, Keith E. Alessi and William J. Robison.  The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect.  The Compensation Committee administers our executive compensation program.  The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity plans (including reviewing and approving equity grants to our officers and directors) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).  The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to stockholders in order to align our compensation structure with our organizational objectives.

The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and directors.  The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies.  The specific responsibilities and functions of the Compensation Committee are delineated in the Charter of the Compensation Committee, which can be found on the Company’s website at www.mwivet.com.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee.  In fiscal year 2011, the Compensation Committee did not, however, engage any compensation consultant.

Role of Executive Officers

The Company’s Chief Executive Officer advises the Compensation Committee annually regarding the results of each other named executive officer’s performance review and provides the Compensation Committee with written recommendations for target levels of compensation and benefits for each of the other named executive officers.  In addition, the Company’s Chief Executive Officer may periodically make recommendations to the Compensation Committee regarding hiring Company executives.  The Compensation Committee meets in executive session, however, to discuss the Chief Executive Officer’s compensation levels and independently conducts a review of the Chief Executive Officer’s performance for purposes of determining suitable increases in levels of compensation.  This review is led by the Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company. None of our executive officers served on the Compensation Committee (or another board committee with similar functions or, if none, the board) of another entity where one of that entity’s executive officers served on our Compensation Committee.  None of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and none of our executive officers served on the Compensation Committee or the entire Board of Directors of another entity where one of that entity’s executive officers served as a director on our Board of Directors.  Mr. Rebholtz, one of the Company’s directors and the brother-in-law of Mr. Cleary, is the President and Chief Executive Officer of Agri Beef.  Mr. Rebholtz has never served on the Compensation Committee.

Compensation Committee Statement

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company’s proxy statement with management, and based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s proxy statement for fiscal year 2011.

Members of the Compensation Committee:

John F. McNamara, Chairman
Keith E. Alessi
William J. Robison

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of our Executive Compensation Policy

The objectives of the Company’s compensation policy are to provide a compensation package that will allow us to:

•	attract and retain exceptional individuals as executive officers; and

•	provide key executives with motivation to perform to the fullest extent of their abilities to maximize the performance of the Company and deliver enhanced value to the Company’s stockholders.

The Compensation Committee attempts to achieve these objectives by annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, Chief Financial Officer and other key executive officers of the Company (the Chief Executive Officer, Chief Financial Officer and key executive officers named in the Summary Compensation Table, below, for purposes of this Compensation Discussion and Analysis are generally referred to as the “named executive officers”).  The Compensation Committee evaluates the performance of the Chief Executive Officer and other key executive officers in light of those goals and objectives and determines and approves the compensation for named executive officers based on its evaluation.  In determining and approving the compensation of our named executive officers, the Compensation Committee monitors the results of the Company’s annual advisory vote on executive compensation.  The Company’s stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with 11,108,684 votes for approval, 96,792 votes against, 150,286 abstentions and 593,952 broker non-votes.  Although this vote is non-binding, the Compensation Committee viewed this unequivocal endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee’s conclusion that our existing approach to executive compensation has been successful for the Company.

The Compensation Committee from time to time considers the competitiveness of our overall compensation arrangements in relation to comparable companies based on information that is publicly available.  For fiscal year 2011, however, the Compensation Committee did not engage in any formal benchmarking.

The Compensation Committee considers recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers.  The Chief Executive Officer annually presents his recommendations to the Compensation Committee in light of each named executive officer’s performance and contribution toward the achievement of corporate performance objectives.  The Compensation Committee reviews the Chief Executive Officer’s assessment of each other named executive officer’s performance and recommendations for compensation carefully in light of the Chief Executive Officer’s proximity to the other executives and knowledge of their contributions to and goals for continuing achievement with the Company.  The Compensation Committee independently evaluates the performance of the Chief Executive Officer and sets compensation for the Chief Executive Officer based on its own assessment of his prior year performance and goals for the following fiscal year.  The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it determines appropriate levels of compensation and, instead, focuses on its subjective evaluation of such items as its assessment of the named executive officer’s performance during the prior year and increases in the cost of living in the Company’s geographic locale.

Components of Executive Compensation

Executive compensation consists primarily of an annual salary, an annual incentive bonus conditioned upon the attainment of specified Company financial performance goals and equity compensation designed to align each named executive officer’s interests with the long term goals of the Company’s stockholders. The Compensation Committee believes that it is important to place a significant portion of an executive officer’s annual total compensation at risk by tying such officer’s compensation directly to the performance of the Company, and accordingly, maintains an annual performance-based incentive bonus plan, described below.

Annual Salary.

An executive officer’s annual salary is established initially on the basis of subjective factors, including experience, individual achievements, the level of responsibility assumed at the Company and market compensation practices in the Company’s geographic locale. Each executive officer’s salary is reviewed annually based on factors such as the executive officer’s past performance, expected future contributions, the scope and nature of the responsibilities of the executive officer, including any changes in such responsibilities, and compensation practices among competitive peers. As described above, for fiscal year 2011 base salary increases, the Compensation Committee did not engage in any formal peer compensation or benchmarking review.

For fiscal year 2011, based on the recommendation of the Chief Executive Officer, the Company’s overall financial performance and the increased cost of living, the Compensation Committee approved increases in annual base salary for each of the named executive officers.  In determining appropriate increases, the Compensation Committee reviewed the subjective performance assessment of each named executive officer, prepared by the Company’s Chief Executive Officer, and independently assessed the subjective performance of the Chief Executive Officer.    Based on this assessment and the performance of the Company, the Compensation Committee approved a salary increase for each named executive officer of 3%.  As such, Mr. Cleary’s base salary was increased from $331,500 to $341,445, Ms. Thompson’s base salary was increased from $183,600 to $189,108, Mr. Danielson’s base salary was increased from $154,755 to $159,397, Mr. Francis’s base salary was increased from $151,287 to $155,825 and Mr. Hay’s base salary was increased from $137,711 to $141,842.

The actual base salaries accrued to each named executive officer for fiscal year 2011 are reported below in the Summary Compensation Table.

Annual Incentive Bonus.

The Compensation Committee believes that a portion of an executive officer’s compensation should be tied to the achievement of the Company’s performance goals in the form of an annual incentive bonus, in order to reward individual performance and Company success.  The Compensation Committee has determined that performance goals should be based on diluted earnings per share, which it considers to be the most appropriate metric by which to judge the Company’s overall performance, particularly because securities analysts that follow the Company tend to consider the Company’s earnings per share against projected levels when analyzing its performance.  The Compensation Committee approves a target and maximum bonus for each named executive officer equal to a percentage of the executive’s base salary.  The Compensation Committee evaluates these bonus opportunities based on what it believes appropriate to incentivize each of the named executive officers to execute their duties to the best of their abilities, as well as its view of each named executive officer’s potential contribution to the Company’s stock value.  For fiscal year 2011, the Compensation Committee concluded that the maximum bonus opportunity should be increased from what was in effect in fiscal year 2010 to give more incentive to each named executive officer to work towards exceeding financial objectives.  Therefore, the maximum bonus opportunity for each named executive officer was increased by 10%.  The following table details the target and maximum bonus opportunities for each named officer for fiscal year 2011:

Fiscal Year 2011 Annual Incentive Bonus

Name and Principal Position	Fiscal Year	Target Bonus as a % of Salary	Maximum Bonus as a % of Salary
James F. Cleary, Jr. President and Chief Executive Officer	2011	70%	110%
Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer	2011	60%	90%
Jeffrey J. Danielson Vice President of Sales	2011	50%	70%
John J. Francis Vice President and General Manager of Specialty Resources Group	2011	50%	70%
James S. Hay Vice President and Chief Information Officer	2011	50%	70%

For fiscal year 2011, the Compensation Committee approved the following target and maximum financial performance goals with respect to the Company’s diluted earnings per share, which, if met, would entitle each named executive officer to receive the target or maximum bonus based on overall Company performance:

Target Diluted Earnings Per Share                                                             $3.08

Maximum Diluted Earnings Per Share                                                                   $3.18

The Compensation Committee felt that the Company’s achievement of these financial performance goals during fiscal year 2011 would clearly distinguish the Company from its competitors and should support a stable valuation of the Company, thereby ensuring a meaningful return to its stockholders.  Therefore, the Committee determined that the annual incentive bonus would be contingent upon the achievement of these performance goals.

For fiscal year 2011, the Company’s diluted earnings per share exceeded the maximum level, as shown below.

Attained Diluted Earnings Per Share                                                                    $3.40

Accordingly, each named executive officer received a bonus based on his or her respective maximum percentage of base salary upon substantial completion of the audit of the Company’s fiscal year 2011 financial statements in early fiscal year 2012. The potential target and maximum bonus each named executive officer could earn for fiscal year 2011 are reported in the Grants of Plan-Based Awards table and the bonus actually earned by each named executive officer for fiscal year 2011 is reported in the Summary Compensation Table (under the heading “Non-Equity Incentive Plan Compensation”) below.

Equity Based Compensation.

In addition to annual salaries and incentive bonuses, the Compensation Committee may in its discretion grant stock options, restricted stock or other equity-based awards to executive officers and other employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. The Company believes that such equity-based compensation is important to align each named executive officer’s interests with those of the Company’s other stockholders.

Outstanding stock options are reported in the Outstanding Equity Awards at Fiscal Year End table below. The Compensation Committee determined in fiscal year 2007 that, from the perspective of the Company’s stockholders, restricted stock grants were preferable to options because the Company could deliver equivalent value and provide an equivalent incentive to contribute to the Company’s success with less dilution to other stockholders.  Accordingly, the Compensation Committee determined that, unless the Board directs otherwise, the Company will grant restricted stock in lieu of future option grants.

The Company granted shares of restricted stock to all of the named executive officers on September 26, 2011. Each restricted stock grant requires that the executive remain employed for a period of five years in order for all of the common stock subject thereto to be vested in increments of 20% upon each anniversary of the date of grant.  The Company believes that such a vesting schedule was appropriate for the 2011 grants because it ensures that the named executive officer is entitled to share in the increased value of the Company if he or she remains dedicated to the affairs of the Company. Mr. Cleary and Ms. Thompson each received 3,500 shares and Mr. Danielson, Mr. Francis and Mr. Hay each received 2,000 shares.  The number of shares granted to each of the named executive officers was based upon the level of responsibility at the Company and other individual considerations.  The Compensation Committee intends that, going forward, a grant will be made to the Company’s executive officers on an annual basis, but it is not required to do so.

Severance/Termination Benefits.

The Company does not have employment agreements with any of its named executive officers and does not provide change in control benefits to them, other than accelerated vesting of equity-based compensation at the Compensation Committee’s discretion.

The Company has entered into agreements with each of the named executive officers providing for severance for one year following each such executive’s termination of employment under certain circumstances.  While the Company views this as a valuable retention mechanism for a relatively inexpensive compensatory benefit, the Company has specifically tied such severance to each named executive officer’s noncompetition covenant and, in circumstances in which the cost of severance may exceed the value of the executive’s noncompetition covenant, the Company reserves the right to waive the noncompetition covenant and deny severance benefits.  In this way, the Company strives to ensure that the severance payments bear an appropriate relationship to the Company’s future needs.

In connection with the leveraged buyout of the Company in 2002, the Company entered into executive stock agreements with Mr. Cleary, Ms. Thompson, Mr. Danielson and Mr. Hay in order to provide additional equity incentives and to provide protection from the potential termination of employment of the named executive officers.  Pursuant to these executive stock agreements, if the executive’s employment is terminated by the Company for any reason other than for cause or if the executive voluntarily terminates his or her employment within 90 days of a good reason event (defined to include relocation of our executive offices by more than 75 miles or a material reduction in the executive’s responsibilities or compensation), the Company will continue to pay the executive’s base salary for a period of twelve months after termination.  The executive stock agreement also provides that the executive will not compete against us during the term of the executive’s employment and for one year thereafter (two years in the case of Mr. Cleary).  However, the Company is not required to make any severance payment if we provide the executive with written notice within 15 days of the executive’s termination that we have elected to waive the covenant not to compete against us.

In connection with his commencement of employment with the Company, Mr. Francis entered into a non-disclosure and non-competition agreement with the Company’s subsidiary, MWI Veterinary Supply Co.  That agreement provides that if Mr. Francis’ employment is terminated by the Company for any reason other than for cause or if Mr. Francis voluntarily terminates his employment within 90 days of a good reason event (defined to include relocation out of the State of Idaho or a material reduction in Mr. Francis’ responsibilities or compensation), the Company will continue to pay Mr. Francis his base salary for a period of twelve months after termination.  The agreement also provides that Mr. Francis will not compete with us during the term of his employment and for one year thereafter.  However, the Company is not required to make any severance payment if we provide Mr. Francis with written notice within 15 days of his termination that we have elected to waive the covenant not to compete against us.

No named executive officer is entitled to be grossed-up for taxes due in connection with the receipt of any severance payments described herein.

Other Compensation.

In addition to base salary, annual incentive bonuses and potential equity compensation awards, named executive officers are eligible to participate in the Company’s broad-based health and welfare plans and 401(k) and profit sharing plan.  The Company believes it is essential to provide these benefits to named executive officers, as well as the Company’s other employees, in order to defray the rising costs of health care and assist in retirement planning for employees.  In fiscal year 2011, the Company made contributions on behalf of each named executive officer to the trust for the 401(k) and profit sharing plan.  The amount of the Company’s contributions are reported in the Summary Compensation Table under the heading “All Other Compensation.”

The Company does not sponsor a Supplemental Executive Retirement Plan or any other nonqualified deferred compensation plan for the named executive officers.

The Company provides Mr. Danielson with a $6,500 car allowance in addition to the items above.  Mr. Danielson was given this car allowance in the past due to his need to travel in connection with the Company’s business.  His travel has decreased significantly over the past few years but the Company continued to grant this car allowance as part of his total compensation package and views this incentive, together with Mr. Danielson’s base salary, when determining the appropriate base compensation for Mr. Danielson.  The Company also provides each of its employees, including all of the named executive officers, with group and business travel life insurance and reimbursement for health club membership in instances where they are a member of a health club.

All MWI employees, including each of the named executive officers are eligible to participate in the 2008 Employee Stock Purchase Plan.

Stock Ownership Guidelines.

In the fiscal year 2011, the Compensation Committee also approved stock ownership guidelines for the Company’s executive officers to further align their interests with the interests of the stockholders and further promote the Company’s commitment to sound corporate governance.  The guidelines are determined as a multiple of each executive officer’s annual base salary.  The guideline for the Company’s Chief Executive Officer is five times his annual base salary and for the Company’s Chief Financial Officer is four times her annual base salary.  The guideline for the other executive officers is two times his or her annual base salary.  Any executive officer who is not able to comply with the guidelines on the date they were adopted will be required to comply within five years of the date of the adoption of the guidelines.  The guidelines are re-calculated whenever an executive officer’s base salary changes and as of October 1st of each third year.

Fiscal Year 2012 Compensation

On September 19, 2011, the Compensation Committee approved the annual base salary and maximum bonus opportunity (as a percentage of base salary) for each of the named executive officers for fiscal year 2012.

Name	Base Salary	Maximum Bonus Opportunity
James F. Cleary Jr.	$351,688	110%
Mary Patricia B. Thompson	$196,672	90%
Jeffrey J. Danielson	$164,179	70%
John J. Francis	$160,500	70%
James S. Hay	$146,097	70%

Pursuant to the Company’s annual incentive bonus plan, no executive officer will be entitled to receive any portion of the annual bonus under the plan unless the financial performance goals based on the Company’s budget and/or his or her individual performance goals are achieved.  However, the Compensation Committee at all times retains the right to pay discretionary bonuses.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to any named executive officer in the course of a taxable year. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and other performance-based awards. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company’s best interests are best served in maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

     Risk Considerations

 The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Compensation Committee strives to set annual performance goals that are consistent with the long-term interests of the Company.  In addition, the Compensation Committee believes that any incentive to take short-term risks that is not eliminated from the Company’s bonus program by setting appropriate performance goals is properly balanced by the Company’s equity-based compensation program and stock ownership guidelines for its named executive officers, which are specifically designed to encourage focus on long-term results. The Compensation Committee believes that the bonus program, when viewed in the context of its overall approach to compensation, motivates executives to focus on specific short-term goals important to the Company’s success without encouraging unnecessary or excessive risk taking.  The Company has reviewed its compensation policies and practices for all employees and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All other Compensation (3)	Total
James F. Cleary, Jr. President and Chief Executive Officer	2011 2010 2009	$341,445 $331,500 $325,000	$249,480 $286,850 --	--	$375,590 $331,500 $260,000	$14,700 $14,700 $15,648	$981,215 $964,550 $600,648
Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer	2011 2010 2009	$189,108 $183,600 $180,000	$249,480 $200,795 --	--	$170,197 $128,520 $126,000	$14,700 $14,700 $14,819	$623,485 $527,615 $320,819
Jeffrey J. Danielson Vice President of Sales	2011 2010 2009	$159,397 $154,755 $151,720	$142,560 $114,740 --	--	$111,578 $92,853 $91,032	$21,200 $21,450 $20,538	$434,735 $383,798 $263,290
John J. Francis Vice President and General Manager of Specialty Resources Group	2011 2010 2009	$155,825 $151,287 $148,320	$142,560 $114,740 $40,170	--	$109,078 $90,772 $88,992	$14,700 $14,700 $13,724	$422,163 $371,499 $291,206
James S. Hay Vice President and Chief Information Officer	2011 2010 2009	$141,842 $137,711 $135,010	$142,560 $114,740 --	--	$99,289 $68,855 $71,555	$12.644 $12,624 $12,209	$396,335 $333,930 $218,774

(1) The amount in this column represents the aggregate grant date fair value of the award calculated in accordance with the valuation guidelines of ASC 718 with respect to the restricted stock granted, as described in the Compensation Discussion and Analysis section above.   Accordingly, under ASC 718 the Company is required to recognize the fair market value of restricted stock awards on the grant date, calculated at the closing market price of an equivalent number of shares of the Company's common stock, over the vesting period of the restricted stock awards.  For additional information regarding the assumptions the Company uses in valuing stock awards, see Note 2 of the Company’s 10-K for our fiscal year ended September 30, 2011.

(2) As described in the Compensation Discussion and Analysis section above, the Company maintains an annual incentive bonus plan for certain employees, including the named executive officers.  Pursuant to the incentive bonus plan for fiscal years 2011, 2010 and 2009, each named executive officer was entitled to a bonus in the event the designated target diluted earnings per share goal was attained.   For fiscal years 2011, 2010 and 2009, the maximum performance goal was attained and each named officer received their bonus based on their respective maximum bonus calculation or other measurement as determined by the Compensation Committee as described in the Compensation Discussion and Analysis section above.

(3) As described in the Compensation Discussion and Analysis section above, the Company maintains a 401(k) and profit sharing plan and provides an annual car allowance to Mr. Danielson.  The amounts of each of these benefits for fiscal year 2011 is reported in the supplemental table below.

Name	401(k) Matching Contribution	Profit Sharing Contribution	Auto Allowance	Total
James F. Cleary, Jr.	$7,350	$7,350	--	$14,700
Mary Patricia B. Thompson	$7,350	$7,350	--	$14,700
Jeffrey J. Danielson	$7,350	$7,350	$6,500	$21,200
John J. Francis	$7,350	$7,350	--	$14,700
James S. Hay	$6,322	$6,322	--	$12,644

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
		Threshold	Target	Maximum	Units	Awards (2)
James F. Cleary, Jr.	-- 9/26/2011	--	$239,012	$375,590	-- 3,500	-- $249,480
Mary Patricia B. Thompson	-- 9/26/2011	--	$113,465	$170,197	-- 3,500	-- $249,480
Jeffrey J. Danielson	-- 9/26/2011	--	$79,699	$111,578	-- 2,000	-- $142,560
John J. Francis	-- 9/26/2011	--	$77,913	$109,078	-- 2,000	-- $142,560
James S. Hay	-- 9/26/2011	--	$70,921	$99,289	-- 2,000	-- $142,560

(1) For fiscal year 2011, each named executive officer was eligible to earn a bonus if designated financial performance goals were met, pursuant to the Company’s annual incentive bonus plan, described in the Compensation Discussion and Analysis section above.  Because these performance goals were met, as described in the Compensation Discussion and Analysis section above, each named executive officer’s actual bonus is also reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2) The amount in this column represents the aggregate grant date fair value of the award calculated in accordance with the valuation guidelines of ASC 718 with respect to the restricted stock granted, as described in the Compensation Discussion and Analysis section above.   Accordingly, under ASC 718 the Company is required to recognize the fair market value of restricted stock awards on the grant date, calculated at the closing market price of an equivalent number of shares of the Company's common stock, over the vesting period of the restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James F. Cleary, Jr.	9/26/2008 9/24/2010 9/26/2011	--	--	--	--	--	2,000 3,000 3,500	$137,640 $206,460 $240,870	--	--
Mary Patricia B. Thompson	9/26/2008 9/24/2010 9/26/2011	--	--	--	--	--	1,200 2,100 3,500	$82,584 $144,522 $240,870	--	--
Jeffrey J. Danielson	6/18/2002 9/26/2008 9/24/2010 9/26/2011	439	--	--	$0.18	6/18/2012	400 1,200 2,000	$27,528 $82,584 $137,640	--	--
John J. Francis	10/2/2006 10/1/2007 9/26/2008 9/29/2009 9/24/2010 9/26/2011	--	--	--	--	--	1,000 400 400 600 1,200 2,000	$68,820 $27,528 $27,528 $41,292 $82,584 $137,640	--	--
James S. Hay	6/18/2002 9/26/2008 9/24/2010 9/26/2011	6,153	--	--	$0.18	6/18/2012	400 1,200 2,000	$27,528 $82,584 $137,640	--	--

(1)
The restricted stock awards vest equally over five years of service with the Company on the anniversary of the grant date.  Accordingly, the vesting dates of each of the outstanding restricted stock grants are as follows:

Name                 Grant Date                     Vesting
Cleary	9/26/2008	1,000 shares on each 9/26/2012 and 9/26/2013
9/24/2010	1,000 shares on each 9/24/2012, 9/24/2013 and 9/24/2014
9/26/2011	700 shares each on 9/26/2012, 9/26/2013, 9/26/2014, 9/26/2015 and 9/26/2016
Thompson	9/26/2008 600 shares on each of 9/26/2012 and 9/26/2013
9/24/2010	700 shares on each 9/24/2012, 9/24/2013 and 9/24/2014
9/26/2011	700 shares each on 9/26/2012, 9/26/2013, 9/26/2014, 9/26/2015 and 9/26/2016
Danielson	9/26/2008	200 shares on each of 9/26/2012 and 9/26/2013
9/24/2010	400 shares on each 9/24/2012, 9/24/2013 and 9/24/2014
9/26/2011	400 shares each on 9/26/2012, 9/26/2013, 9/26/2014, 9/26/2015 and 9/26/2016
Francis	10/2/2006	1,000 shares on 10/2/2011
10/1/2007	200 shares on each of 10/1/2011 and 10/1/2012
9/26/2008	200 shares on each of 9/26/2012 and 9/26/2013
9/29/2009	200 shares on each of 9/29/2012, 9/29/2013 and 9/29/2014
9/24/2010	400 shares on each 9/24/2012, 9/24/2013 and 9/24/2014
9/26/2011	400 shares each on 9/26/2012, 9/26/2013, 9/26/2014, 9/26/2015 and 9/26/2016
Hay	9/26/2008	200 shares on each of 9/26/2012 and 9/26/2013
9/24/2010	400 shares on each 9/24/2012, 9/24/2013 and 9/24/2014
9/26/2011	400 shares each on 9/26/2012, 9/26/2013, 9/26/2014, 9/26/2015 and 9/26/2016

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number Of Shares Acquired on Vesting	Value Realized on Vesting
James F. Cleary, Jr.	60,439	$3,478,378	2,000	$139,500
Mary Patricia B. Thompson	9,439	$725,903	1,300	$90,522
Jeffrey J. Danielson	--	--	600	$41,544
John J. Francis	--	--	2,000	$123,722
James S. Hay	15,000	$1,151,136	600	$41,544

Potential Payments on Termination or Change in Control

As described in the Compensation Discussion and Analysis section above, each of our named executive officers other than Mr. Francis is party to an executive stock agreement, and Mr. Francis is a party to a non-disclosure and non-competition agreement. These agreements provide that, unless the Company desires to waive the covenant not to compete that is otherwise enforceable for one year (two years in the case of Mr. Cleary) following termination, each named executive officer is entitled to continued payment of base salary, at the rate in effect on the date of termination, for a period of twelve months following termination.  Accordingly, if the Company terminated the employment of Mr. Cleary, Ms. Thompson, Mr. Danielson, Mr. Francis and Mr. Hay on September 30, 2011 without cause or employment was terminated by the executive with good reason (defined to include relocation of our executive offices by more than 75 miles (or outside of the State of Idaho in the case of Mr. Francis) or a material reduction in the executive’s responsibilities or compensation), each executive would have been entitled to the following amounts, paid out in installments for a 12-month period:

James F. Cleary, Jr.	$351,688
Mary Patricia B. Thompson	$196,672
Jeffrey J. Danielson	$164,179
John J. Francis	$160,500
James S. Hay	$146,097

In the event that a named executive officer breaches his or her noncompete obligations during the twelve-month severance period, the Company is entitled to seek injunctive relief or other relief in order to enforce the covenant, and the Company would be entitled to terminate the severance payments.

Each named executive officer has been granted shares of restricted stock pursuant to the Company’s Amended and Restated 2005 Stock-Based Incentive Compensation Plan (the “2005 Plan”), as detailed in footnote 1 to the schedule Outstanding Equity Awards at Fiscal Year-End.  The applicable award agreements provide that unvested shares of restricted stock will accelerate and become fully vested upon a Change in Control (as defined in the 2005 Plan).  Accordingly, if a Change in Control occurred on September 30, 2011, when the closing market price per share of the Company’s stock was $68.82, the aggregate value of the shares of restricted stock that would have vested for each named executive officer upon such Change in Control would have been as follows:

James F. Cleary, Jr.	$584,970
Mary Patricia B. Thompson	$467,976
Jeffrey J. Danielson	$247,752
John J. Francis	$385,392
James S. Hay	$247,752

Director Compensation

All non-employee directors received an annual retainer of $20,000 paid in quarterly installments. In addition, non-employee directors received $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director who serves on a committee received $1,000 per committee meeting attended and $500 per committee conference call attended if the meeting is not held simultaneously with a board meeting. The Board of Directors approved an annual fee payable to the Chairman of the Board of Directors and Chairman of the Audit Committee of $5,000, payable in quarterly installments.  The Chairman of the Compensation Committee also receives an annual fee of $2,000, payable in quarterly installments.  During fiscal year 2011, non-employee directors also received a stock grant of 1,000 shares of common stock.  The Compensation Committee intends to repeat this grant to the non-employee directors on an annual basis but is not required to do so.

Name	Fiscal Year	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Keith E. Alessi	2011	$34,000	$68,160	--	--	--	--	$102,160
Bruce C. Bruckmann	2011	$38,000	$68,160	--	--	--	--	$106,160
John F. McNamara	2011	$46,000	$68,160	--	--	--	--	$114,160
A. Craig Olson	2011	$44,000	$68,160	--	--	--	--	$112,160
Robert N. Rebholtz, Jr.	2011	$37,000	$68,160	--	--	--	--	$105,160
William J. Robison	2011	$38,000	$68,160	--	--	--	--	$106,160
(1)  The amount in this column represents the aggregate grant date fair value of the award calculated in accordance with the valuation guidelines of ASC 718 with respect to outstanding stock granted to each non-employee director, as described in the Compensation Discussion and Analysis section above.   Except as otherwise disclosed in the footnotes that follow, the Company’s stock grants to directors are unrestricted and, accordingly, the full grant date fair value of the 1,000 shares granted is incurred as an expense by the Company on such grant date pursuant to ASC 718.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s proxy statement for the 2013 annual meeting of stockholders must submit the proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer for the Company receives it no later than August 31, 2012. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Amended and Restated Bylaws, as amended, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company receives it at the Company’s principal executive offices not less than 120 days prior to the date that the Company’s proxy statement released to stockholders in connection with the preceding year’s annual meeting, this year being August 31, 2012; provided, however, that in the event that the Company did not hold an annual meeting the preceding year or if the date of an annual meeting is changed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials or otherwise makes such materials available in connection with an annual meeting. The Company’s Amended and Restated Bylaws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS

PROPOSAL #1

The Company’s Amended and Restated Bylaws, as amended, provide that the Company’s business shall be managed by a seven member Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company’s Board of Directors is currently comprised of seven members. Each director shall be elected annually and hold office until the Company’s next annual meeting or until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board of Directors. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws, as amended.

All of the director nominees are currently directors of the Company and have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than seven nominees. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director.

Nominees For Directors

Keith E. Alessi has been a member of the Board of Directors since October 2002. Mr. Alessi has been President and CEO of Westmoreland Coal Company since May 2009. Prior to this he served as the Executive Chairman of Westmoreland Coal Company from May 2008 until May 2009.  He was Interim President and CEO of Westmoreland Coal Company from May 2007 until April 2008. He was an Adjunct Professor of Law at The Washington and Lee University School of Law from 1999 until 2007 and an Adjunct Lecturer at The Ross School of Business at The University of Michigan from 2001 until 2010.  Mr. Alessi is also a director for Town Sports International, Inc.  Mr. Alessi received his Bachelor of Science from Wayne State University and his Masters of Business Administration from the University of Michigan.  Mr. Alessi is a Certified Public Accountant. Age 57.

Bruce C. Bruckmann has been a member of the Board of Directors since June 2002. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co. L.L.C., a venture capital firm, since its formation in 1995. He served as an officer of Citicorp Venture Capital, Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Ltd., Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. He received his Bachelor of Arts from Harvard College and his Juris Doctor from Harvard Law School. Mr. Bruckmann is also currently a director of Heritage-Crystal Clean, Inc., Mohawk Industries, Inc., Town Sports International, Inc., and H&E Equipment Services L.L.C. Mr. Bruckmann is also a director of several private companies. Age 58.

James F. Cleary, Jr. has served as President since March 2000 and Chief Executive Officer since June 2002. Mr. Cleary has also been a member of the Board of Directors since June 2002. He joined MWI in January 1998 as Director of National Accounts and was promoted to Vice President of Demand Generation in 1999. Mr. Cleary was Vice President of Agri Beef Co., MWI’s former parent, from 1996 to 1998. From 1990 to 1996, Mr. Cleary was employed in management positions with Morrison Knudsen Corporation and its affiliate MK Rail Corporation. Mr. Cleary graduated from Dartmouth College in 1985 with a Bachelor of Arts in Economics and received his Masters of Business Administration from Harvard Business School in 1990. Mr. Cleary is also a manager of Feeders’ Advantage, L.L.C. Mr. Cleary is the brother-in-law of Mr. Rebholtz, one of the Company’s directors. Age 48.

John F. McNamara has been a member of the Board of Directors since June 2002 and Chairman since December 16, 2005. Mr. McNamara is the Founder and retired Chairman and Chief Executive Officer of AmeriSource Corporation, now a part of AmerisourceBergen Corporation. Mr. McNamara retired in May 2000. Prior to his work with AmeriSource Corporation, Mr. McNamara worked for McKesson Corporation for 20 years. He has served on numerous boards in an advisory capacity for both private and public companies. Mr. McNamara has also served as a Chairman of the International Federation of Pharmaceutical Wholesalers and Chairman of the National Wholesale Drug Association. Age 76.

A. Craig Olson has been a member of the Board of Directors since April 2006.  Mr. Olson is the Managing Principal of The CAPROCK Group, Inc., an independent registered investment advisor.  Prior to his work with The CAPROCK Group, Inc., Mr. Olson served as Executive Director and President and Member of the Board of the J.A. and Kathryn Albertson Foundation from 2002 to 2005.  Mr. Olson also worked twenty-eight years from 1974 to 2001 with Albertson’s, Inc., a retail grocer, where he served in various executive and management positions, including Executive Vice President and Chief Financial Officer from 1999 to 2001, Senior Vice President, Finance and Chief Financial Officer from 1991 to 1999, and Group Vice President, Finance from 1986 to 1991.  Mr. Olson graduated from the University of Idaho in 1974 with a Bachelors of Science in Accounting and attended Stanford University, Graduate School of Business, Financial Management program in 1988.  Mr. Olson is a Certified Public Accountant.  Age 60.

Robert N. Rebholtz, Jr. has been a member of the Board of Directors since June 2002. Mr. Rebholtz has been the President and Chief Executive Officer of Agri Beef Co. in Boise, Idaho since 1997. Mr. Rebholtz’s current responsibilities include the overall management of four divisions: beef processing/fabrication, specialty meat products, cattle supply operations and liquid nutrition supplements. Mr. Rebholtz graduated from the University of Santa Clara with a Bachelor of Arts in Finance in 1986 and received his Masters of Business Administration from Harvard Business School in 1992. Mr. Rebholtz is the brother-in-law of Mr. Cleary, MWI’s President and Chief Executive Officer. Age 47.

William J. Robison has been a member of the Board of Directors since July 2006.  Mr. Robison retired as Executive Vice President in charge of Human Resources for Pfizer, Inc. in 2001.  Prior to that, Mr. Robison worked for Pfizer, Inc. from 1961, when he joined Pfizer, Inc. as a sales representative, until 2001, when he retired after serving as Executive Vice President for five years.  Mr. Robison held various management positions, including General Manager of a pharmaceutical division, President of Pfizer Consumer Health Care Group, and later Executive Vice President.  Mr. Robison serves on the Board of Directors for NeoGenomics, Inc., the Board of Trustees for the University of Louisiana-Monroe, and is a Founding Member for the Marine Corps Museum.  Mr. Robison graduated from the University of Louisiana-Monroe with a Bachelor of Science in Mathematics in 1958.  Age 76.

Director Qualifications

The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors.  In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way.  Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and animal health industry expertise.  Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed above should continue to serve as a director.

Mr. Alessi, CPA, has extensive experience as a chief executive officer and as a board member of public companies, including service on audit and compensation committees.  He serves as one of the Board’s “audit committee financial experts” and provides an in depth understanding of accounting and financial statement issues to the Board.  As a director since 2002, he also has significant experience with the Company’s business and operations, providing him with comprehensive knowledge of the Company and its structure, polices and management team.

Mr. Bruckmann has extensive experience in managing investments as a founder and managing director of Bruckmann, Rosser, Sherrill & Co. L.L.C.  Mr. Bruckmann has extensive experience with corporate transactions, including financings and acquisitions, as well as experience as a board member of public companies, including service on audit and compensation committees.  As a director since 2002, he also has significant experience with the Company’s business and operations, providing him with comprehensive knowledge of the Company and its structure, polices and management team.

Mr. Cleary, as President and Chief Executive Officer of the Company, provides the Board of Directors with comprehensive knowledge of the Company, its history, its business and its opportunities and prospects.  Mr. Cleary also brings to the Board in depth knowledge of the animal health industry generally and the role of animal health distributors in particular.  Mr. Cleary also provides the Board with insight on the Company’s key vendor and customer relationships.

Mr. McNamara brings to the Board experience in wholesale and distribution based on his career as an executive at Amerisource Corporation and McKesson Corporation.  He provides valuable insight to the Board on the Company’s relationships with its vendors, customers and employees.  As a director since 2002, he also has significant experience with the Company’s business and operations, providing him with comprehensive knowledge of the Company and its structure, polices and management team.

Mr. Olson, CPA, provides the Board with comprehensive knowledge and expertise of accounting and financial statement matters based on his career as Managing Principal of The CAPROCK Group, Inc. and before that as chief financial officer of Albertson’s, Inc. and serves as one of the Board’s “audit committee financial experts.”  He also is located in the Boise area, which permits easy access to management and facilitates the performance of his duties as the Audit Committee Chairman.

Mr. Rebholtz brings to the Board experience and expertise in agriculture and the animal health industry based on his experience as the chief executive officer of Agri Beef Co.  Mr. Rebholtz also has extensive and comprehensive knowledge of the Company and its history as the Company was a subsidiary of Agri Beef Co. prior to 2002.

Mr. Robison provides the Board with extensive insight regarding its relationship with its key vendors, particularly Pfizer, based on his long career as an executive at that company.  Mr. Robison also provides valuable insight into the Company’s relationships with its sales force and employees.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL #2

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2012. Although action by the stockholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.

One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

Aggregate fees billed to the Company for the fiscal years ended September 30, 2011 and 2010 by the Company’s principal accounting firm, Deloitte & Touche LLP, were as follows:

	2011	2010
Audit Fees(1)	$ 453,556	$ 526,132
Audit-Related Fees(2)	327,645	290,241
Tax Fees(3)	44,592	31,650
All Other Fees(4)	2,200	2,200
	$ 827,993	$ 850,223

(1)	The decrease in Audit Fees was due to the additional work required as a result of the acquisition of Centaur Services Limited in fiscal year 2010.

(2)
The Audit-Related Fees included consultation relating to due diligence for the Nelson Laboratories and Micro Beef Technologies acquisitions as well as other potential acquisitions in fiscal year 2011.  In fiscal year 2010, they included consultation relating to due diligence for the Centaur Services Limited acquisition as well as other potential acquisitions.

(3)	Fees were for tax compliance and consulting services rendered to the Company.

(4)	Fees were for an annual subscription to an accounting literature research software program developed and maintained by Deloitte & Touche LLP.

The Audit Committee believes that Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

Pre-approval of Services

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, require pre-approval by the Audit Committee in accordance with a pre-approval policy approved by the Audit Committee in October 2005. The policy (i) includes a list of the audit, audit-related, tax and other services that have been granted general pre-approval and may be provided without specific pre-approval from the Audit Committee; (ii) includes a list of non-audit services that may not be performed by Deloitte & Touche LLP; and (iii) sets forth the pre-approval requirements for all permitted services. The policy also requires the Company’s independent registered public accountant to provide the Audit Committee with a summary of all audit fees invoiced year-to-date at every regularly scheduled meeting of the Audit Committee. The pre-approval policy is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in fiscal year 2011 in advance of the services being performed.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL # 3

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying tables beginning on page 7 of this Proxy Statement. The Company believes that it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract and retain exceptional individuals as executive officers who will provide leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this goal in a way that maximizes the peformance of the Company and delivers enhanced value to the Company’s stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has to date enabled the Company to sufficiently motivate and reward its named executive officers.

Despite today’s challenging economic environment, the Company has consistently delivered double-digit growth in its revenues and earnings throughout the last several years.  In fiscal year 2011, the Company’s revenues increased 27%, net income increased 27% and diluted earnings per share increased 26% from the prior year.  For a more detailed description of the Company’s financial results for fiscal year 2011, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.  The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

The Company encourages its stockholders to approve the compensation of the Company’s named executive officers as disclosed above in the Compensation Discussion and Analysis and the compensation tables.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and to the extent that a significant percentage of votes are cast against the compensation of the Company’s named executive officers, the Compensation Committee will determine whether any actions are necessary to address the concerns reflected in such votes.

The Board of Directors unanimously recommends a vote FOR the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee will, however, take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Audit Committee will select the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, all of whom the Board of Directors has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors in June 2005.  The Audit Committee charter is annually reviewed and ratified by the Audit Committee and Board of Directors.

The Audit Committee will meet with management periodically to consider the adequacy of the Company’s internal controls, and discuss these matters with the Company’s independent registered public accounting firm. The Audit Committee will also discuss with senior management the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s earnings release and quarterly report on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011 and the fiscal year earnings release and audited financial statements in the 2011 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, as well as an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its fiscal year 2011 audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements and internal controls over financial reporting for fiscal year 2012. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE
A. Craig Olson, Chairman
Keith E. Alessi
Bruce C. Bruckmann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of December 12, 2011 by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock; (ii) each of the Company’s directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of the Company’s common stock subject to options currently exercisable or exercisable within 60 days of December 12, 2011, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 12,719,639 shares of common stock outstanding as of December 12, 2011. To the knowledge of the Company, except as set forth in the footnotes to this table and subject to applicable community property laws, each entity or person named in the table has sole voting and investment power with respect to the shares set forth opposite such entity’s or person’s name. Except as otherwise indicated, the address of each of the entities and persons in this table is as follows: c/o MWI Veterinary Supply, Inc., 3041 W Pasadena Dr, Boise, Idaho 83705.

5% Beneficial Owners, Directors, Executive Officers	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned, Including Options Exercisable Within 60 Days	Percent of Shares Outstanding
Neuberger Berman LLC(1)	—	1,509,411	11.9%
605 Third Avenue New York, New York 10158
Prudential Financial, Inc.(2)	—	1,093,240	8.6%
751 Broad Street Newark, New Jersey 07102-3777
Blackrock, Inc.(3)	—	918,735	7.2%
40 East 52nd Street New York, New York 10022
Agri Beef Co.(4)	—	400,000	3.1%
1555 Shoreline Drive, Third Floor Boise, Idaho 83702
James F. Cleary, Jr.	—	208,222	1.6%
Keith E. Alessi	—	12,000	*
Bruce C. Bruckmann	—	11,796	*
John F. McNamara	—	55,222	*
A. Craig Olson	—	7,000	*
Robert N. Rebholtz, Jr.(4)	—	407,000	3.2%
William J. Robison	—	11,000	*
Mary Patricia B. Thompson(5)	—	41,416	*
Jeffrey J. Danielson	439	9,713	*
John J. Francis	—	7,713	*
James S. Hay	3,153	8,891	*
Bryan P. Mooney	—	6,391	*
Kevin W. Price	10	2,497	*
John R. Ryan	—	12,055	*
All directors and executive officers as a group (14 persons)	3,602	800,916	6.3%

*	Represents beneficial ownership of less than one percent.

(1)	Based solely on Schedule 13G/A filed on February 14, 2011.

(2)	Based solely on Schedule 13G/A filed on January 31, 2011.

(3)	Based solely on Schedule 13G filed on February 7, 2011.

(4)
Includes 400,000 shares of common stock owned by Agri Beef Co., of which Mr. Rebholtz is a principal stockholder, director, President and Chief Executive Officer. Mr. Rebholtz expressly disclaims beneficial ownership of any shares held by Agri Beef Co. that exceed his pecuniary interest therein.

(5)	Includes 666 shares of common stock owned on behalf of Ms. Thompson’s children and 2,300 shares of common stock owned on behalf of Ms. Thompson’s spouse.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

MWI Veterinary Supply Co., a subsidiary of the Company, and Agri Beef, hold 50.0% and 4.2%, respectively, of the membership interests in Feeders’ Advantage, L.L.C. (“Feeders’ Advantage”). The Company charged Feeders’ Advantage for certain operating and administrative services of $919,000 for the fiscal year ended September 30, 2011. Sales of products to Feeders’ Advantage were $55 million for the fiscal year ended September 30, 2011. Mr. Cleary, the Company’s President and Chief Executive Officer, and Mr. Rebholtz, one of the Company’s directors, are each members of the board of managers of Feeders’ Advantage.

The Company also provides Feeders’ Advantage with a line-of-credit to finance its day-to-day operations. This line-of-credit bears interest at the prime rate. The interest due on the line-of-credit is calculated and charged to Feeders’ Advantage on the last day of each month. Conversely, to the extent the Company has a payable balance due to Feeders’ Advantage, the payable balance accrues interest in favor of Feeders’ Advantage at the average federal funds rate in effect for that month.

During the fiscal year ended September 30, 2011, the balance on the Feeders’ Advantage line-of-credit ranged from a payable balance of approximately $1,990,000 to a receivable balance of approximately $992,000.  As of November 30, 2011, there was a receivable balance of approximately $118,000 on the line-of-credit.  During the fiscal year ended September 30, 2011, the net principal payments to Feeders’ Advantage under this line-of-credit were approximately $281,000 and the net principal borrowings to Feeders’ Advantage under this line-of-credit were approximately $756,000.

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.  However, our practice is that any such transaction must receive the prior approval of a majority of the non-interested members of the Board of Directors.

Director Independence

Director independence is discussed under the heading “Corporate Governance” on page 3 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based solely on a review of reports filed by these persons or entities, all Section 16(a) filing requirements have been met with respect to fiscal year 2011.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, MWI Veterinary Supply, Inc., 3041 W. Pasadena Drive, Boise, ID 83705; Telephone: 208-955-8930; E-mail: investorrelations@mwivet.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares he or she represents as recommended by the Board of Directors.

By Order of the Board of Directors

Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer
December 29, 2011